Exhibit 99.7

Lydall Announces Organizational Changes and Comments on Expected Fourth Quarter and Year Ended

December 31, 2003 Financial Results

MANCHESTER, CT.—December 15, 2003—Lydall, Inc. (NYSE:LDL) David Freeman, President and Chief Executive Officer of Lydall, Inc., today announced major changes to the Company’s organizational structure and commented on expected fourth quarter results.

Mr. Freeman noted, “In 2000, Lydall moved from a decentralized, division structure to a group organization, segregating our filtration, thermal and transport businesses. Our purpose was to capitalize on the synergies within our core businesses and to strategically position the Company.

“The time has now come to take the next organizational step. Effective January 1, 2004, we are streamlining our organization into a corporate structure, which will enable us to manage Lydall as a cohesive whole. We seek to reduce overhead redundancies, move closer to our customers and markets, leverage our manufacturing knowledge, and solidify a Lydall corporate culture. We believe this change will unify our Company, ensuring full sharing of knowledge among all operations, and bring focus to the key drivers of our businesses—sales and marketing and product development.”

Mr. Freeman explained, “As a result of this new organization, the Group structure will be eliminated. In turn, a Manufacturing Council and a Sales and Marketing Council will be formed at the corporate level. I will head the Manufacturing Council, and Chris Skomorowski, Chief Operating Officer, will head the Sales and Marketing Council. These councils, comprised of key operating and marketing managers, will provide strategic direction for the respective functions company-wide. Bill Franks will continue as President of Lydall Transport, Ltd. and be an integral part of the councils.

“Independent of our plans to reorganize, Ray Grupinski, Group President of Lydall Thermal/Acoustical, has resigned and accepted a position with another company as President of its North American operations. Ray has been with Lydall since 1990 in various key management positions, including Division President. We wish him success in his new position.

“Also, as a result of the reorganization, Kevin Lynch will be leaving the Company. Kevin joined Lydall in 1992 as Vice President of Sales and Marketing at our Rochester Operation. He was promoted to Division President of the Green Island Operation in 1998 and became Group President in 2000. We thank Kevin for his years of service and wish him well in his future endeavors.”

Regarding Lydall’s fourth quarter and year ended December 31, 2003 results, Mr. Freeman said, “The quarter thus far has been difficult. Lower sales volume in our domestic automotive operation and operating inefficiencies continue to impact our gross margins, and we expect to report a small net loss for the quarter. As mentioned in our most recently filed Form 10-Q, we anticipated a decline in our domestic automotive sales in the near term while we waited for new platforms, on which we have applications, to start up. This decline is due to a reduction in production by the Big 3 domestic automotive companies and, more specifically, to a decrease in production of our top 10 vehicles compared with the prior year.”

Mr. Freeman continued, “Lydall’s markets remain attractive, and this new structure will ensure that we are able to respond to our customers and the needs of our marketplace more rapidly. In the near term, we anticipate benefiting from our new structure and are committed to focusing on running our businesses in the most efficient way to add value for the long term. The organizational actions described above will strengthen our sales and marketing and new product development efforts and will address certain operational inefficiencies.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with ten operations in the U.S., one in France, one in Germany, and sales offices in Germany, Japan, Singapore and Taiwan focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Stockholders are referred to Lydall’s 2002 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 47% of Lydall’s third quarter 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.